SETTLEMENT AGREEMENT
AMONG
LITHIUM EXPLORAITON GROUP, INC., ALTA DISPOSAL LTD., AND JDF CAPITAL INC.

     This Settlement Agreement (the “Agreement”) is dated as of June 25, 2015 among Lithium Exploration Group, Inc., a Nevada corporation (the “Company”), Alta Disposal Ltd. (the “Guarantor”) and JDF Capital Inc. (“Holder”).

     WHEREAS, as evidenced by a Secured Promissory Note dated for reference July 22, 2014, (as the same may be amended, supplemented, extended, renewed, restated, replaced or superseded from time to time, the “Promissory Note”) between the Company, as borrower, and the Secured Party, as lender, the Debtor has obtained a loan in the aggregate principal amount of US$708,000 (the “Loan”);

     WHEREAS, as a material inducement to the Holder to purchase the Promissory Note, pursuant to a General Security Agreement with the Holder dated July 22, 2014 (the “General Security Agreement”), the Guarantor has granted a security interest to the Holder in and to all present and after acquired personal property of the Guarantor (collectively the “Security Interest”) ;

     WHEREAS, as at the date of this Agreement an aggregate principal amount of $• remains payable to the Holder pursuant to the Promissory Note;

     WHEREAS, the Company, the Holder and the Guarantor have determined that it is in their mutual best interest to release, discharge and extinguish the Security Interest over the assets of the Guarantor created by the General Security Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the undersigned agree as follows:

1.

Release and Discharge of Guarantor. The Holder, on behalf of itself and its affiliates, parents, subsidiaries, directors, officers, agents, employees, representatives, successors and assigns, releases and forever discharges the Guarantor and its past, present and future directors, officers, attorneys, principals, agents, and employees, jointly and severally, from any and all claims, counterclaims, cross claims, demands, actions or causes of action arising against the Security Interest, General Security Agreement, Promissory Note and the Loan, including, but not limited to, compensatory damages, statutory damages, exemplary damages, punitive damages, declaratory and injunctive relief, costs, expenses, and attorneys' fees.

2

Release and Discharge of Company. The Holder, on behalf of itself and its affiliates, parents, subsidiaries, directors, officers, agents, employees, representatives, successors and assigns, releases and forever discharges the Company and its past, present and future directors, officers, attorneys, principals, agents, and employees, jointly and severally, from any and all claims, counterclaims, cross claims, demands, actions or causes of action arising against the Security Interest and the General Security Agreement, including, but not limited to, compensatory damages, statutory damages, exemplary damages, punitive damages, declaratory and injunctive relief, costs, expenses, and attorneys' fees. Notwithstanding the foregoing, nothing in this Agreement shall release the Company from its obligations pursuant to the Promissory Note, which shall remain in full force and effect.

3.

Release and Discharge of Security. The Holder shall immediately register a financing change statement to discharge the registration and unconditionally release the Security Interest created by the General Security Agreement.

4.

Consideration for Release and Discharge. In full consideration of the undertakings of the Holder hereunder, the Holder agrees to accept and the Company agrees to issue to the Holder or to its designee(s), 26,000,000 shares of Series “A” Preferred Stock (the “Preferred Stock”) of the Company which shall have the rights and attributes set out in the certificate of designation attached hereto as Schedule “A”.

5.	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be..

6.

Assignment. This Agreement and the benefits, rights, duties and obligations of parties hereunder may not be assigned without the prior written approval of the parties. Notwithstanding the foregoing, the Holder may assign its right to receive the Preferred Stock or any portion thereof by providing prior written notice to the Company.

7.

Further Acts. Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement.

8.

Public Announcement. The Company shall, within four business days of the date hereof, file with the Securities and Exchange Commission, a Current Report on Form 8-K disclosing the material terms of this Agreement.

9.

Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company, the Holder and the Guarantor, or in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

10.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

11.	Execution. This Agreement may be executed in counterparts that, together, shall have the same effect as if all parties signed this Agreement on the same signature page.

12.

Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement t to be duly executed by their respective authorized signatories as of the date first indicated above.

Lithium Exploration Group, Inc.	JDF Capital Inc.

/s/Alex Walsh	/s/ John Fierro
Name: Alex Walsh	Name: John Fierro
Title: President	Title: President

Alta Disposal Ltd.

/s/ Alex Walsh
Name: Alex Walsh
Title: President

SCHEDULE “A”

LITHIUM EXPLORATION GROUP, INC.

CERTIFICATE OF DESIGNATION

SERIES "A" PREFERRED STOCK

Preferred Stock of the Company, to be named "Series A Preferred Stock," consisting of 50,000,000 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

            1.        Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be 50,000,000. The Series A Preferred Stock shall rank senior to the Company's common stock, par value $0.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock ("Junior Stock"). The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

            2.        Dividends. Holders of the Series A Preferred Stock shall share not be entitled to any dividends that may, from time to time be declared by the Board of Directors.

            3.        Voting Rights.

                          (a)        Class Voting Rights. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least seventy-five percent (75%) of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of Preferred Stock, ranking pari passu or senior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of the Company's Junior Stock (other than de minimus repurchases from employees of the Company in certain circumstances, and any contractual redemption obligations existing as of the date hereof as disclosed in the Company's public filings with the Securities and Exchange Commission); (iv) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (v) effect any distribution with respect to Junior Stock other than as permitted hereby; (vi) reclassify the Company's outstanding securities; (vii) voluntarily file for bankruptcy, liquidate the Company's assets or make an assignment for the benefit of the Company's creditors; or (viii) materially change the nature of the Company's business.

                          (b)        General Voting Rights. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Nevada law, the Series A Preferred Stock shall be entitled to vote with the holders of the Company's Common Stock as a class at the rate of sixty-two (62) common share votes per share of Series A Preferred Stock. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock.

            4.        Retirement of Series A Preferred Stock. The Series A Preferred Stock shall be deemed cancelled one (1) year from issuance.

            5.        No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

            6.        Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required (a) for any change to this Certificate of Designation or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock or (b) for the issuance of shares of Series A Preferred Stock other than pursuant to the Purchase Agreement.

            7.        Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

            8.        Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

            9.        Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

            10.      Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

            IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 22nd day of June, 2015.

LITHIUM EXPLORATION GROUP, INC.

By:	/s/Alex Walsh
Name: Alex Walsh
Title: President and Chief Executive Officer